Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

James Mead

Chief Financial Officer

—or—

Heidi Gillette

Investor Relations

(212) 594-2700

SL Green Realty Corp. Announces Pricing of $200.0 million of 4.50% Senior Notes due 2022

New York, NY, November 9, 2012 - SL Green Realty Corp. (the “Company”) (NYSE: SLG) announced today that the Company, SL Green Operating Partnership, L.P., the Company’s operating partnership, and Reckson Operating Partnership, L.P., as co-obligors (collectively, the “Co-Obligors”), priced an offering of $200.0 million aggregate principal amount of 4.50% senior notes due December 1, 2022 (the “Notes”).  The offering is expected to close on November 15, 2012, subject to customary closing conditions.

Net proceeds from the sale of the Notes, after deducting the underwriting discount and the Co-Obligor’s estimated fees and expenses, are expected to be approximately $197.7 million.  The Co-Obligors intend to use the net proceeds from the sale of the Notes for general corporate purposes and/or working capital purposes, which may include investment opportunities, purchases of the indebtedness of the Company and its subsidiaries in the open market from time to time and the repayment of indebtedness.

Wells Fargo Securities, LLC is the sole book-running manager of the debt offering.  J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint lead managers.

The offering is being made pursuant to an effective shelf registration statement, and only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, toll free: 1-800-326-5897, e-mail: cmclientsupport@wellsfargo.com. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. Before you invest in the Co-Obligors’ securities, you should read the prospectus in such shelf registration statement, the prospectus supplement related to the offering and other documents incorporated by reference in the prospectus supplement for more complete information about the Co-Obligors and this offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Company Profile

SL Green Realty Corp., New York City’s largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2012, SL Green owned interests in 77 Manhattan properties totaling 39.3 million square feet. This included ownership interests in 27.5 million square feet of commercial properties and debt and preferred equity investments secured by 11.8 million square feet of properties. In addition to its Manhattan investments, SL Green holds ownership interests in 31 suburban assets totaling 5.4 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 0.5 million square feet. The Company also has ownership interests in 31 properties totaling 4.5 million square feet in southern California.